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                     February 28, 2023

       Perry Ing
       Chief Financial Officer
       McEwen Mining Inc.
       150 King Street West, Suite 2800
       Toronto, Ontario, Canada M5H 1J9

                                                        Re: McEwen Mining Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 7, 2022
                                                            File No. 001-33190

       Dear Perry Ing:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation